Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020 C O N T A C T Jennifer A. Olson-Goude Investor Relations and Corporate Communications Tel: 612 303-6277

F O R     I M M E D I A T E     R E L E A S E

Piper Jaffray Companies Announces 2012 First Quarter

Results

MINNEAPOLIS – Apr. 18, 2012 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $2.9 million, or $0.15 per diluted common share, for the quarter ended Mar. 31, 2012. Results included $3.4 million, or $0.18 per diluted common share, of additional income tax expense for writing off equity-related deferred tax assets. For the first quarter of 2011, net income was $7.2 million, or $0.38 per diluted common share. For the fourth quarter of 2011, the firm recorded non-GAAP net income of $2.1 million(1), or $0.11(1) per diluted common share. On a GAAP basis, the net loss for the fourth quarter was $116.4 million, or $7.38 per diluted common share. The non-GAAP results excluded the $118.4 million after-tax goodwill impairment charge that the firm recorded in the fourth quarter.

For the first quarter of 2012, net revenues were $117.7 million, compared to $124.8 million in the year-ago period and $99.2 million in the sequential fourth quarter.

“Against a more positive operating environment, we were pleased with our improved first quarter results. Compared to the fourth quarter of 2011, net revenues increased 19% and pre-tax profit on a non-GAAP basis increased seven-fold,” said Andrew S. Duff, chairman and chief executive officer. “Stronger fixed income sales and trading and equity financing revenues, and solid asset management and public finance results drove the improved performance.”

First Quarter

Consolidated Expenses

For the first quarter of 2012, compensation and benefits expenses were $73.5 million, down 3% compared to $75.5 million in the first quarter of 2011. Compensation and benefits expenses increased 15% compared to the fourth quarter of 2011 due to improved financial results.

For the first quarter of 2012, compensation and benefits expenses were 62.4% of net revenues, compared to 60.5% and 64.4% for the first and fourth quarters of 2011, respectively. The compensation ratio declined 50 basis points from the full-year 2011 compensation ratio of 62.9%, which the firm believes is a more accurate comparison.

Non-compensation expenses were $31.8 million, down 16% from $37.7 million in the year-ago period, mainly driven by cost-saving initiatives executed during 2011. Non-compensation expenses decreased 6% from non-GAAP non-compensation expenses of $33.7 million(2) in the fourth quarter of 2011. On a GAAP basis, including the $120.3 million pre-tax goodwill impairment charge, non-compensation expenses were $154.0 million in the fourth quarter of 2011.

Other Matters

In the first quarter of 2012, the firm incurred $3.4 million of additional income tax expense for writing off deferred tax assets related to equity grants that either vested at share prices lower than the grant date share price, or that were forfeited.

In the first quarter of 2012, the firm repurchased $7.0 million, or 287,788 shares, of its common stock at an average price of $24.46 per share. The firm has $44.3 million remaining on its share repurchase authorization, which expires on Sept. 30, 2012. In addition, the firm acquired $8.4 million, or 352,838 shares, related to employee tax obligations on the vesting of equity awards.

First Quarter

Business Segment Results

The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.

Capital Markets

For the first quarter, Capital Markets generated pre-tax operating income of $7.9 million, compared to $7.3 million in the year-ago period and a non-GAAP, pre-tax operating loss of $2.5 million(3) in the fourth quarter of 2011. On a GAAP basis, including the $120.3 million pre-tax goodwill impairment charge, Capital Markets generated a pre-tax operating loss of $122.8 million in the fourth quarter of 2011.

Net revenues were $99.7 million, down 7% compared to the year-ago period. Revenues rose 22% compared to the sequential fourth quarter, primarily driven by significantly improved fixed income institutional brokerage revenues.

•

Equity financing revenues of $23.4 million decreased 5% compared to the first quarter of 2011. Revenues increased 38% compared to the fourth quarter of 2011, as equity financing activity began to increase.

•

Fixed income financing revenues were $14.8 million, up 53% compared to the first quarter of 2011, when public finance financing activity industry-wide was particularly low. Revenues decreased 3% compared to the fourth quarter of 2011.

•

Advisory services revenues were $11.3 million, down 16% compared to the first quarter of 2011, and down 43% compared to the fourth quarter of 2011. The uncertain macroeconomic environment during the last half of 2011 resulted in fewer completed transactions in the first quarter of 2012.

•

Equity institutional brokerage revenues were $22.3 million, down 14% compared to the first quarter of 2011, due to a decline in client volumes consistent with industry trends. Revenues increased 2% compared to the fourth quarter of 2011.

•

Fixed income institutional brokerage revenues were $28.5 million, down 2% compared to the first quarter of 2011. Compared to the fourth quarter of 2011, revenues increased 156%, mainly driven by tightened credit spreads, which benefitted the firm’s strategic trading business and the new Municipal Opportunities Fund. Also, an improved municipal trading environment and new hires in the middle market sales group contributed to the increased revenues.

•

Operating expenses for the quarter were $91.8 million, down 8% compared to the first quarter of 2011, resulting from lower compensation and non-compensation expenses. Compared to the fourth quarter of 2011, operating expenses increased 9% over non-GAAP expenses of $84.4 million(4) due to higher compensation expenses, offset in part by lower non-compensation expenses. On a GAAP basis, with the goodwill impairment charge, operating expenses were $204.7 million in the fourth quarter of 2011.

•	For the first quarter of 2012, the segment pre-tax operating margin was 7.9%, compared to 6.8% in the year-ago quarter and a negative 3.1%(3) on a non-GAAP basis in the fourth quarter of 2011.

Asset Management

For the quarter ended Mar. 31, 2012, asset management generated pre-tax operating income of $4.5 million, up 6% compared to the first quarter of 2011 and up 8% compared to the fourth quarter of 2011. Net revenues were $18.0 million, down 1% and up 4%, compared to first and fourth quarters of 2011, respectively.

•

Operating expenses for the quarter were $13.5 million, down 3% and up 3% compared to the first and fourth quarters of 2011, respectively. Segment pre-tax operating margin was 25.1%, compared to 23.5% in the year-ago period and 24.1% in the fourth quarter of 2011. The increase compared to both periods was mainly driven by lower non-compensation expenses.

•

Assets under management (AUM) were $13.3 billion compared to $12.8 billion in the year-ago period and $12.2 billion in the fourth quarter of 2012. The improvement in AUM compared to the sequential fourth quarter was driven equally by positive net cash inflows and market appreciation.

Additional Shareholder Information

	As of Mar. 31, 2012		As of Dec. 31, 2011		As of Mar. 31, 2011
Number of employees	1,006		1,011		1,046
Equity financings # of transactions Capital raised	$22 3.4 billion		$12 2.8 billion		$19 2.5 billion
Tax-exempt issuance # of transactions Par value	$139 2.3 billion		$144 2.2 billion		$88 1.0 billion
Mergers & acquisitions # of transactions Aggregate deal value	$6 0.7 billion		$13 1.4 billion		$8 1.0 billion
Asset Management AUM	$13.3 billion		$12.2 billion		$12.8 billion
Common shareholders’ equity:	$721.8 million		$718.4 million		$833.6 million
Annualized qtrly. return on avg. common shareholders’ equity	1.6	%(5)	1.1	%(6)	4.0	%(5)
Book value per share:	$44.15		$45.61		$52.73
Tangible book value per share(7):	$28.75		$29.51		$28.68

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results Wed., Apr. 18 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after Apr. 18 at the firm’s Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810- 0209 and referencing reservation #96211037. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 11 a.m. ET Apr. 18 at the same Web address or by calling (855)859-2056 and referencing reservation #96211037.

About Piper Jaffray

Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our strategic priorities (including growth in public finance, asset management, and corporate advisory), the amount and timing of cost reduction measures and our quarterly run-rate for non-compensation expenses, anticipated financial results generally (including expectations regarding revenue levels, operating margins, our compensation ratio, earnings per share, and return on equity), the environment and prospects for capital markets transactions (including for our Asia-based business), current deal pipelines (or backlogs) or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results, (6) the business operations that we conduct outside of the United States, including in Asia, subject us to unique risks, (7) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2012 Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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Piper Jaffray Companies

Preliminary Unaudited Results of Operations

	Three Months Ended				Percent Inc/(Dec)
(Amounts in thousands, except per share data)	Mar. 31, 2012	Dec. 31, 2011		Mar. 31, 2011	1Q ‘12 vs. 4Q ‘11	1Q ‘12 vs. 1Q ‘11
Revenues:
Investment banking	$48,868	$51,422		$47,041	(5.0)%	3.9%
Institutional brokerage	45,331	26,039		48,231	74.1	(6.0)
Asset management	17,905	17,115		17,929	4.6	(0.1)
Interest	11,173	13,060		14,229	(14.4)	(21.5)
Other income/(loss)	834	(1,587)		5,511	N/M	(84.9)

Total revenues	124,111	106,049		132,941	17.0	(6.6)

Interest expense	6,440	6,829		8,161	(5.7)	(21.1)

Net revenues	117,671	99,220		124,780	18.6	(5.7)

Non-interest expenses:
Compensation and benefits	73,484	63,901		75,545	15.0	(2.7)
Occupancy and equipment	7,880	7,533		8,448	4.6	(6.7)
Communications	6,353	5,680		6,611	11.8	(3.9)
Floor brokerage and clearance	2,220	2,322		2,466	(4.4)	(10.0)
Marketing and business development	5,121	6,388		6,210	(19.8)	(17.5)
Outside services	6,140	7,917		8,106	(22.4)	(24.3)
Goodwill impairment	—	120,298		—	N/M	N/M
Intangible asset amortization expense	1,917	2,069		2,069	(7.3)	(7.3)
Other operating expenses	2,185	1,761		3,791	24.1	(42.4)

Total non-interest expenses	105,300	217,869		113,246	(51.7)	(7.0)

Income/(loss) before income tax expense/(benefit)	12,371	(118,649)		11,534	N/M	7.3

Income tax expense/(benefit)	8,005	(2,902)		4,115	N/M	94.5

Net income/(loss)	4,366	(115,747)		7,419	N/M	(41.2)

Net income applicable to noncontrolling interests	1,437	617		186	132.9%	672.6

Net income/(loss) applicable to Piper Jaffray Companies (1)	2,929	(116,364)		7,233	N/M	(59.5)

Net income/(loss) applicable to Piper Jaffray Companies’ common shareholders (1)	$2,480	$(116,364)		$5,711	N/M	(56.6)%

Earnings/(loss) per common share
Basic	$0.15	$(7.38)		$0.38	N/M	(59.0)%
Diluted	$0.15	$(7.38)	(2)	$0.38	N/M	(58.9)%

Weighted average number of common shares outstanding
Basic	16,072	15,773		15,177	1.9%	5.9%
Diluted	16,072	15,773	(2)	15,224	1.9%	5.6%

(1)	Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

(2)	Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred.

N/M — Not meaningful

Piper Jaffray Companies

Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)
(Dollars in thousands)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011	1Q ‘12 vs. 4Q ‘11	1Q ‘12 vs. 1Q ‘11
Capital Markets
Investment banking
Financing
Equities	$23,443	$17,010	$24,682	37.8%	(5.0)%
Debt	14,769	15,211	9,666	(2.9)	52.8
Advisory services	11,290	19,832	13,424	(43.1)	(15.9)

Total investment banking	49,502	52,053	47,772	(4.9)	3.6

Institutional sales and trading
Equities	22,256	21,850	25,739	1.9	(13.5)
Fixed income	28,507	11,142	29,189	155.9	(2.3)

Total institutional sales and trading	50,763	32,992	54,928	53.9	(7.6)

Other income/(loss)	(609)	(3,137)	3,880	(80.6)	N/M

Net revenues	99,656	81,908	106,580	21.7	(6.5)

Non-interest expenses
Goodwill impairment	—	120,298	—	N/M	N/M
Operating expenses	91,800	84,434	99,320	8.7	(7.6)

Total non-interest expenses	91,800	204,732	99,320	(55.2)%	(7.6)

Segment pre-tax operating income/(loss)	$7,856	$(122,824)	$7,260	N/M	8.2%

Segment pre-tax operating margin	7.9%	(150.0)%	6.8%

Asset Management
Management and performance fees
Management fees	$17,221	$16,510	$17,812	4.3%	(3.3)%
Performance fees	424	499	117	(15.0)	262.4

Total management and performance fees	17,645	17,009	17,929	3.7	(1.6)

Other income	370	303	271	22.1	36.5

Net revenues	18,015	17,312	18,200	4.1	(1.0)

Operating expenses	13,500	13,137	13,926	2.8	(3.1)

Segment pre-tax operating income	$4,515	$4,175	$4,274	8.1%	5.6%

Segment pre-tax operating margin	25.1%	24.1%	23.5%

Total
Net revenues	$117,671	$99,220	$124,780	18.6%	(5.7)%

Non-interest expenses
Goodwill impairment	—	120,298	—	N/M	N/M
Operating expenses	105,300	97,571	113,246	7.9	(7.0)

Total non-interest expenses	105,300	217,869	113,246	(51.7)%	(7.0)

Total segment pre-tax operating income/(loss)	$12,371	$(118,649)	$11,534	N/M	7.3%

Pre-tax operating margin	10.5%	(119.6)%	9.2%

N/M — Not meaningful

FOOTNOTES

The press release includes the use of non-GAAP financial measures that are not prepared in accordance with U.S. generally accepted accounting principles and that exclude the effects of a goodwill impairment charge recognized in the fourth quarter of 2011. These non-GAAP financial measures should not be considered a substitute for measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this press release because management believes they are useful to investors by providing greater transparency to Piper Jaffray’s operating performance.

(1)	Net income/(loss) applicable to Piper Jaffray Companies and earnings per share

(Amounts in thousands, except per share data)	Three Months Ended December 31, 2011
Net loss applicable to Piper Jaffray Companies	$(116,364)
Adjustment to exclude the goodwill impairment charge, net of income tax	118,448

Net income applicable to Piper Jaffray Companies, excluding the goodwill impairment charge	$2,084

Net income applicable to Piper Jaffray Companies common shareholders, excluding the goodwill impairment charge	$1,729

Diluted earnings per common share, excluding the goodwill impairment charge	$0.11
Weighted average number of common share outstanding—diluted	15,773

(2)	Consolidated non-compensation expenses

(Amounts in thousands)	Three Months Ended December 31, 2011
Non-compensation expenses	$153,968
Adjustment to exclude the goodwill impairment charge	(120,298)

Non-compensation expenses, excluding the goodwill impairment charge	$33,670

(3)	Capital Markets pre-tax operating income and pre-tax margin

(Amounts in thousands)	Three Months Ended December 31, 2011
Capital Markets pre-tax operating loss	$(122,824)
Adjustment to exclude the goodwill impairment charge	120,298

Capital Markets pre-tax operating loss, excluding the goodwill impairment charge	$(2,526)

Capital Markets pre-tax operating margin	(150.0)%
Capital Markets pre-tax operating margin, excluding the goodwill impairment charge	(3.1)%

(4)	Capital Markets operating expenses

(Amounts in thousands)	Three Months Ended December 31, 2011
Capital Markets operating expenses	$204,732
Adjustment to exclude the goodwill impairment charge	(120,298)

Capital Markets operating expenses, excluding the goodwill impairment charge	$84,434

(5)	Adjusted common shareholders’ equity

Adjusted common shareholders’ equity equals total common shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted common shareholders’ equity is computed by dividing annualized net income by average monthly adjusted common shareholders’ equity. Management believes that annualized return on adjusted common shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of common shareholders’ equity to adjusted common shareholders’ equity. Common shareholders’ equity is the most directly comparable GAAP financial measure to adjusted common shareholders’ equity.

(Amounts in thousands)	Average for the Three Months Ended Mar. 31, 2012	Average for the Three Months Ended Mar. 31, 2011
Common shareholders’ equity	$721,087	$823,141
Deduct: goodwill attributable to PJC Inc. acquisition by USB	—	105,522

Adjusted common shareholders’ equity	$721,087	$717,619

Annualized net income applicable to Piper Jaffray Companies	$11,714	$28,933
Annualized quarterly return on average adjusted common shareholders’ equity	1.6%	4.0%

(6)	Annualized quarterly return on average adjusted common shareholders’ equity

Management believes that the annualized quarterly return on average adjusted common shareholders’ equity excluding the impact of the goodwill impairment charge is a meaningful measure and aids comparison to the other quarters presented.

(Amounts in thousands)	Average for the Three Months Ended Dec. 31, 2011, Including the Goodwill Impairment Charge	Average for the Three Months Ended Dec. 31, 2011, Excluding the Goodwill Impairment Charge
Common shareholders’ equity	$808,079	$837,691
Deduct: goodwill attributable to PJC Inc. acquisition by USB	79,141	105,522

Adjusted common shareholders’ equity	$728,938	$732,169

Annualized net income applicable to Piper Jaffray Companies	N/M	$8,337

Annualized quarterly return on average adjusted common shareholders’ equity	N/M	1.1%

(7)	Tangible common shareholders’ equity

Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

(Amounts in thousands)	As of Mar. 31, 2012	As of Dec. 31, 2011	As of Mar. 31, 2011
Common shareholders’ equity	$721,779	$718,391	$833,578
Deduct: goodwill and identifiable intangible assets	251,739	253,656	380,161

Tangible common shareholders’ equity	$470,040	$464,735	$453,417

N/M — Not meaningful